                                                     Registration No. 333-______

     As filed with the Securities and Exchange Commission on May 7, 1997

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                       SECURITY CAPITAL INDUSTRIAL TRUST
            (Exact Name of Registrant as Specified in its Charter)

                                   Maryland
        (State or Other Jurisdiction of Incorporation or Organization)

                                  74-2604728
                     (I.R.S. Employer Identification No.)

                 14100 East 35th Place, Aurora, Colorado 80011
              (Address of Principal Executive Offices) (Zip Code)

                       SECURITY CAPITAL INDUSTRIAL TRUST
                    SHARE OPTION PLAN FOR OUTSIDE TRUSTEES
                           (Full Title of the Plan)

                          Jeffrey A. Klopf, Secretary
                       Security Capital Industrial Trust
                             14100 East 35th Place
                            Aurora, Colorado 80011
                    (Name and Address of Agent for Service)

                                (303) 375-9292
         (Telephone Number, including Area Code, of Agent for Service)

                        CALCULATION OF REGISTRATION FEE
================================================================================
                                           Proposed     Proposed
      Title of                              Maximum      Maximum
     Securities              Amount        Offering     Aggregate    Amount of
       to Be                 to Be         Price Per    Offering    Registration
     Registered          Registered/1/     Share/2/     Price/2/        Fee
--------------------------------------------------------------------------------
Common Shares of
Beneficial Interest,
  $.01 par value        100,000 Shares     $19.32875    $1,932,875  $586
================================================================================

/1/ Also registered hereby are an indeterminate number of additional Common Shares of Beneficial Interest that may become issuable pursuant to the anti-dilution provisions of the plan.

/2/ In accordance with Rule 457(h)(1), the offering price of Common Shares of Beneficial Interest currently subject to options was computed upon the basis of the exercise price. The number of such shares and respective per share exercise prices are as follows: 4,000 shares at $15.50; 6,000 shares at $16.00; and 8,000 shares at $17.50. The offering price for the remaining 82,000 shares for which options have not been awarded was computed upon the basis of the average of the high and low sale prices of the Common Shares of Beneficial Interest reported on the New York Stock Exchange on April 30, 1997, which was $19.9375.

================================================================================

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The following documents, which have heretofore been filed by the registrant with the Securities and Exchange Commission (File No. 1-12846), are incorporated by reference herein and shall be deemed to be a part hereof:

     (a) The registrant's Annual Report on Form 10-K for the year ended December 31, 1996;

     (b) The registrant's Current Reports on Form 8-K filed January 27, 1997, January 30, 1997 and March 26, 1997;

     (c) The description of the registrant's Common Shares of Beneficial Interest contained in the registrant's registration statement on Form 8-A; and

     (d) The description of the registrant's preferred share purchase rights contained in the registrant's registration statement on Form 8-A.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the issuance of the Common Shares of Beneficial Interest registered hereunder will be passed upon for the registrant by the law firm of Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has represented and is currently representing the registrant and certain of its affiliates.

Item 6. Indemnification of Directors and Officers.

     Article 4, Section 11, of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to indemnification of trustees:

          "The Trust shall indemnify and hold harmless each Trustee from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such Trustee may become subject by reason of his being or having been a Trustee, or by reason of any action alleged to have been taken or omitted by him as Trustee, and shall reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including any claim or liability arising under the provisions of federal or state securities laws; provided, however, that no Trustee shall be indemnified or reimbursed under the foregoing provisions in relation to any matter unless it shall have been adjudicated that his action or omission did not constitute willful misfeasance, bad faith or gross negligence in the conduct of his duties, or, unless, in the absence of such an adjudication, the Trust shall have received a written opinion from independent counsel, approved by the Trustees, to the effect that if the matter of willful misfeasance, bad faith or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such Trustee. The Trust, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses incurred by any Trustee in connection with any threatened, pending or completed action, suit or proceeding to which such Trustee is, was or at any time becomes a party or is threatened to be made a party, as a result directly or indirectly, of serving at any time as a Trustee. The rights accruing to a Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse such Trustee in any proper cause even though not specifically provided for herein."

     Article 9, Section 1 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of trustees and officers and indemnification:

          "A Trustee or officer of the Trust shall not be liable for monetary damages to the Trust or its shareholders for any act or omission in the performance of his duties unless:

     (1) The Trustee or officer actually received an improper benefit in money, property or services (in which case, such liability shall be for the amount of the benefit in money, property or services actually received);

     (2) The Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action being adjudicated;

     (3) The Trustee's or officer's action or failure to act constitutes willful misconduct or deliberate recklessness; or

     (4) Such liability to the Trust is specifically imposed upon Trustees or officers by statute."

     Article 9, Section 6 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to the indemnification of trustees and officers:

          "Notwithstanding any other provisions of this Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements, with persons or entities which are not regularly engaged in the business of providing insurance coverage, to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees or officers of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of any security interest or other lien on the assets of the corporation, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the Board of Trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the Board of Trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether Trustees participating and approving such insurance or other arrangement shall be beneficiaries thereof."

     The registrant has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of such officer or trustee, arising out of any lawsuit or claim against such officer or trustee due to the fact that he or she was or is serving as an officer or trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Exchange Act or (c) relating to judicially determined criminal violations. In addition, the registrant has entered into indemnity agreements with each of its trustees who is not also an officer of the registrant which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a trustee, and the registrant has established a trust to fund payments under the indemnification agreements.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Index to Exhibits.

Item 9. Undertakings.

(a)  The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions of the registrant's charter or bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of Security Capital Industrial Trust, a Maryland real estate investment trust, and each of the undersigned trustees and officers of Security Capital Industrial Trust, hereby constitutes and appoints Thomas G. Wattles, K. Dane Brooksher, Irving F. Lyons III, M. Gordon Keiser, Edward F. Long, Jeffrey A. Klopf, Ariel Amir, Edward J. Schneidman and Michael T. Blair its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement (including post-effective amendments thereto, and other documents in connection therewith), and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Colorado, on the 6th day of May, 1997.



                                Security Capital Industrial Trust


                                By: /s/ K. Dane Brooksher
                                    -----------------------------
                                    K. Dane Brooksher
                                    Co-Chairman and Chief Operating Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the dates indicated.

        Signature                           Title                       Date
        ---------                           -----                       ----

/s/ Thomas G. Wattles           Non-executive Chairman and          May 6, 1997
--------------------------      Trustee
   Thomas G. Wattles

/s/ K. Dane Brooksher           Co-Chairman, Chief Operating        May 6, 1997
--------------------------      Officer and Trustee
   K. Dane Brooksher

/s/ Irving F. Lyons III         Co-Chairman, Chief                  May 6, 1997
--------------------------      Investment Officer and Trustee
   Irving F. Lyons III

/s/ M. Gordon Keiser            Senior Vice President               May 6, 1997
--------------------------      (Principal Financial Officer)
   M. Gordon Keiser

/s/ Edward F. Long              Vice President and Controller       May 6, 1997
--------------------------      (Principal Accounting Officer)
   Edward F. Long

/s/ Stephen L. Feinberg         Trustee                             May 6, 1997
--------------------------
   Stephen L. Feinberg

/s/ Donald P. Jacobs            Trustee                             May 6, 1997
--------------------------
   Donald P. Jacobs

/s/ William G. Myers            Trustee                             May 6, 1997
--------------------------
   William G. Myers

/s/ John E. Robson              Trustee                             May 6, 1997
--------------------------
   John E. Robson

                                 EXHIBIT INDEX

Exhibit   Description
-------   -----------

4.1       Security Capital Industrial Trust Share Option Plan for Outside
          Trustees (incorporated by reference to Exhibit 10.18 to the registrant's Form 10-Q for the quarter ended June 30, 1994).

4.2       Amended and Restated Declaration of Trust of the registrant
          (incorporated by reference to Exhibit 4.1 to the registrant's Form
          S-11 No. 33-73382).

4.3       First Certificate of Amendment of Amended and Restated Declaration of
          Trust of the registrant (incorporated by reference to Exhibit 3.1 to the registrant's Form 8-K dated June 14, 1994).

4.4       Second Articles of Amendment of Amended and Restated Declaration of
          Trust of the registrant (incorporated by reference to Exhibit 4.3 to the registrant's Form S-11 No. 33-87306).

4.5       Articles Supplementary relating to the registrant's Series A
          Preferred Shares (incorporated by reference to Exhibit 4.8 to the registrant's Form 8-A relating to such shares).

4.6 First Articles of Amendment to Articles Supplementary relating to the registrant's Series A Preferred Shares (incorporated by reference to
          Exhibit 10.3 to the registrant's Form 10-Q for the quarter ended
          September 30, 1995).

4.7       Articles Supplementary relating to the registrant's Series B
          Preferred Shares (incorporated by reference to Exhibit 4.1 to the registrant's Form 8-K dated February 14, 1996.)

4.8       Articles Supplementary relating to the registrant's Series C
          Preferred Shares (incorporated by reference to Exhibit 4.8 to the registrant's Form 8-A relating to such shares).

4.9 Bylaws of the registrant (incorporated by reference to Exhibit 4.3 to the registrant's Form S-11 No. 33-83208).

4.10 Rights Agreement, dated as of December 31, 1993, between the registrant and State Street Bank and Trust Company, as Rights Agent, including form of Rights Certificate (incorporated by reference to Exhibit 4.4 to the registrant's Form S-11 No. 33-78080).

4.11 First Amendment to Rights Agreement, dated as of February 15, 1995, between the registrant, State Street Bank and Trust Company and The
          First National Bank of Boston, as successor Rights Agent
          (incorporated by reference to Exhibit 4.6 to the registrant's Form
          S-3 No. 33-90940).

4.12 Second Amendment to Rights Agreement, dated as of June 22, 1995, by and between the registrant and the First National Bank of Boston, as successor Rights Agent (incorporated by reference to Exhibit 3.1 to the registrant's Form 10-Q for the quarter ended September 30, 1995).

4.13 Form of share certificate for common shares of beneficial interest of the registrant (incorporated by reference to Exhibit 4.4 to the Registrant's Form S-11 No. 33-73382).

5 Opinion of Mayer, Brown & Platt as to the legality of the securities registered.

23.1      Consent of Arthur Andersen LLP.

23.2      Consent of Mayer, Brown & Platt (included in its opinion filed as
          Exhibit 5 hereto).

24        Power of Attorney (included at page 6 hereof).